As filed with the Securities and Exchange Commission on November 6, 2026

Registration No. 333-256001
Registration No. 333-272022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8 Registration Statement No. 333-256001
Form S-8 Registration Statement No. 333-272022
UNDER
THE SECURITIES ACT OF 1933

BOWMAN CONSULTING GROUP LTD.
(Exact name of registrant as specified in its charter)

Delaware	54-1762351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520 Reston, Virginia	20191
(Address of Principal Executive Offices)	(Zip Code)

Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan
Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Elizabeth Abdoo
Chief Legal Officer
12355 Sunrise Valley Drive
Suite 520
Reston, Virginia 20191
(Name and address of agent for service)
(703) 464-1000
(Telephone number, including area code, of agent for service)

With a copy to:
Joel H. Trotter
Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
(202) 637-2165

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Bowman Consulting Group Ltd., a Delaware corporation (the “Registrant”):

●
Registration Statement No. 333-256001, filed with the SEC on May 11, 2021, relating to the registration of 2,876,250 shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) for issuance under the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) and 413,000 shares of Common Stock for issuance under the Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); and

●
Registration Statement No. 333-272022, filed with the SEC on May 17, 2023 pursuant to General Instruction E to Form S-8 regarding Registration of Additional Securities, relating to the registration of an aggregate of 1,252,307 additional shares of Common Stock for issuance under the Equity Incentive Plan and an aggregate of 658,644 additional shares of Common Stock for issuance under the Employee Stock Purchase Plan.

On November 6, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 10, 2026, by and among the Registrant, Prive Parent, Inc., a Delaware corporation (“Parent”), and Prive Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Virginia, on this 6th day of November, 2026.

BOWMAN CONSULTING GROUP LTD.

	By:	/s/ Gary Bowman
Name: Gary Bowman
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.